UNITED STATES BANKRUPTCY COURT
                   EASTERN DISTRICT OF LOUISIANA

IN THE MATTER OF
                                                BANKRUPTCY NO.
VENVIROTEK                                      94-13614
                                                SECTION "B"
DEBTOR                                          CHAPTER 11

                        ORDER OF DISMISSAL

          This matter came before the Honorable Jerry A. Brown on

September 24, 1997 as a hearing on the Court's Order to Show Cause why case should not be dismissed for failure to file narrative reports and/or motion for final decree  (P-225).

          Proper notice having been given,  and considering the

record herein,

          IT IS ORDERED that the voluntary Petition for Relief

filed by VENVIROTEK under Chapter 11 of the Bankruptcy Code on

October 26,  1994 be and it hereby is DISMISSED.

           IT IS FURTHER ORDERED that within ten (10) days of the

entry of this order VENVIROTEK, through its proper officers, shall file with the United States Trustee an affidavit indicating the amount of disbursements made by the debtor for each quarter and pay to the United States Trustee the quarterly fees pursuant to 28

U.S.C. Section 1930  (a) (6).

           IT IS FURTHER ORDERED that should the Debtor(s) fail to

comply with the foregoing orders, citation for contempt and/or

                                      94-13614



sanctions may be issued.

           IT IS FURTHER ORDERED that the stay resulting from the

filing of the voluntary petition be and it hereby is SET ASIDE AND

VACATED.


           New Orleans,  Louisiana,  September 30,  1997.


                                           JERRY A. BROWN
                                           BANKRUPTCY JUDGE


VENVIROTEK
3500 N. Causeway Blvd.
Suite 720
Metairie,  LA  70002

DOUGLAS S. DRAPER
DRAPER & CULPEPPER
Suite 2630,  LL&E Tower
909 Poydras Street
New Orleans,  LA  70112

OFFICE OF THE U.S. TRUSTEE

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